Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grubb & Ellis Company
We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement on Form S-1 of Grubb & Ellis Company for the years ended December 31, 2009 and 2008 of our report dated November 19, 2009, relating to the financial condition of Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.) as of December 31, 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the years ended December 31, 2008 and 2007.
/s/ PKF
PKF
Certified Public Accountants
A Professional Corporation
San Diego, California
March 23, 2010